Exhibit 4.9

BAUER PERFORMANCE SPORTS LTD.

Form 51-102F4
Business Acquisition Report

Item 1 Identity of Company

1.1                               Name and Address of Company

Bauer Performance Sports Ltd. (the “Company”)

666 Burrard Street, Suite 1700

Vancouver, British Columbia

V6C 2X8 CANADA

1.2                               Executive Officer

For further information, please contact Amir Rosenthal, Chief Financial Officer and Executive Vice President of Finance and Administration at (603) 610-5805.

Item 2            Details of Acquisition

2.1                               Nature of Business Acquired

Overview

On April 15, 2014, the Company completed its previously announced acquisition (the “Acquisition”) of the Easton baseball and softball business and the assets formerly utilized in the Sellers’ (as defined below) lacrosse business (“Easton Baseball/Softball”) pursuant to the terms of an asset purchase agreement, as amended (the “Purchase Agreement”), dated February 13, 2014, with Easton-Bell Sports, Inc. and certain of its affiliates (collectively the “Sellers”). Further information regarding the Purchase Agreement is contained in the Company’s material change reports dated February 24, 2014 and April 25, 2014, respectively, both of which are available on the Company’s SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov.

Headquartered in Van Nuys, California, Easton Baseball/Softball is a leading developer and manufacturer of baseball and softball bats, batting and fielding gloves, apparel, bags, helmets, catcher’s protective equipment and related accessories in the United States and Canada.  EASTON is recognized as one of the strongest and most innovative brands in baseball and softball and holds the #1 position in diamond sports in North America with approximately 28% market share.

The Acquisition strengthens and complements the other brands across the Company’s platform, which includes BAUER, MISSION, MAVERIK, CASCADE, INARIA and COMBAT. By adding Easton Baseball/Softball to its portfolio, the Company has a stronger and more consistent revenue stream. This strategic acquisition offers the Company another significant lever for growth, adds valuable intellectual property (including 146 patents and patents pending) to the Company’s extensive performance sports intellectual property portfolio and provides a significant counter-seasonal business to our existing revenue stream and working capital needs.

The Company will continue to operate the Easton Baseball/Softball business out of its existing Van Nuys, California headquarters and Salt Lake City, Utah distribution center locations.

While the Company now owns the EASTON and MAKO brands and the Easton Baseball/Softball business, the Sellers retained the Easton hockey and Easton cycling businesses. The Company has entered into a license agreement that allows the Sellers to continue to use the EASTON name in these two sports segments. No other businesses from the Sellers’ portfolio were included in the Acquisition.

Products

Easton Baseball/Softball offers a broad line of baseball and softball (fast-pitch and slow-pitch) products (bats, gloves, protective equipment and apparel) for athletes and enthusiasts at all levels of competition and serves the professional, inter-scholastic, and recreational levels of the diamond sports market across a variety of price points. Since Easton Baseball/Softball’s first aluminum bat was produced in 1972, its bats have featured advanced designs and materials to optimize hitting performance, feel and durability.

Research and Development

Easton Baseball/Softball has been an industry leader for over 30 years, beginning in 1972 when it introduced the first true aluminum bat. To this day, Easton Baseball/Softball remains focussed on research and development with innovations in aluminum bats, two-piece bats and other technology such as ConneXion. Most recently, Easton Baseball/Softball introduced the highly successful MAKO product line, which features patented ConneXion technology to reduce vibration and TCTrm Thermo Composite technology for a larger sweet spot.

Customers

Easton Baseball/Softball sells its products through diverse channels of distribution including: (i) specialty retailers that cater to sports enthusiasts who typically seek premium products at the highest performance levels, (ii) national and regional full-line sporting goods retailers and distributors, (iii) institutional buyers such as educational institutions and athletic leagues, and (iv) mass retailers that offer a focused selection of products at entry-level and mid-level price points.

Relationships and Sponsorships

As a result of the high-performance nature of its products, Easton Baseball/Softball has been able to build and maintain relationships with professional and college sports teams, leagues and organizations and high-profile athletes. Easton Baseball/Softball maintains strong relationships with approximately 30 National Collegiate Athletic Association (“NCAA”) baseball programs and approximately 20 NCAA softball programs. Additionally, Easton Baseball/Softball is the official supplier of the Little League World Series. The visibility provided by these relationships reinforces the authenticity of the EASTON brand and drives demand for Easton Baseball/Softball’s products amongst retailers and consumers.

Competitors

The market for Easton Baseball/Softball’s products is highly competitive. Competition is primarily based on brand name recognition, product features, style, quality, price and customer service. Easton Baseball/Softball competes with numerous national and international competitors including Hillerich & Bradsby-owned Louisville Slugger, Jarden-owned Rawlings Sporting Goods, Amer Sports-owned Wilson Sporting Goods and Mizuno Corp.

Facilities and Distribution

Easton Baseball/Softball operates an efficient distribution network within North America with the majority of products shipped out of its Salt Lake City, Utah distribution center. Products are largely manufactured in Asia with a sourcing office in Taiwan.

Management and Employees

The management team of Easton Baseball/Softball has extensive experience in the global baseball and softball markets. The Company has entered into employment and retention agreements with key members of Easton Baseball/Softball’s management team. Clifford Hall has been retained to serve as the Executive Vice President of Easton Baseball/Softball.

Easton Baseball/Softball employs a total of 157 employees, including 29 in product design, engineering and testing, 66 in operations, including manufacturing and distribution, 37 in sales and marketing and 25 in administration. Easton Baseball/Softball does not have any employees that are represented by unions.

2.2                               Acquisition Date

April 15, 2014

2.3                               Consideration

Under the terms of the Purchase Agreement, the Company acquired Easton Baseball/Softball for a total all-cash consideration valued at US $330 million, plus a working capital adjustment and fees.

New Credit Facilities

Concurrently with the closing of the Acquisition, the Company entered into the New Term Loan Facility (as defined below) and the Company and certain of its subsidiaries entered into the New ABL Facility (as defined below). The New Term Loan Facility and the New ABL Facility (collectively, the “New Credit Facilities”) replaced the Company’s existing credit facilities and financed the cash purchase price of the Acquisition and related fees and expenses.

The following is a summary of certain provisions of the New Credit Facilities, which summary is not intended to be complete. For a complete description of the New Credit Facilities, reference should be made to the electronically available copies, which are available on the Company’s SEDAR profile at www.sedar.com.

New Term Loan Facility

Concurrently with the closing of the Acquisition, the Company entered into an amortizing term credit facility in the principal amount of US$450 million (the “New Term Loan Facility”). The Company is permitted under the New Term Loan Facility to solicit lenders to provide incremental term loan commitments in a maximum aggregate amount determined by reference to the Company’s Consolidated First Lien Net Leverage Ratio (as defined in the New Term Loan Facility). The New Term Loan Facility matures on April 15, 2021 and is subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the New Term Loan Facility drawn, with the balance of the New Term Loan Facility payable on maturity. The New Term Loan Facility contains representations and warranties, affirmative and negative covenants and events of default customary for credit facilities of this nature. The New Term Loan Facility carries an initial interest rate of LIBO rate plus 3.50% per annum (with 1% LIBO floor).

New ABL Facility

Concurrently with the closing of the Acquisition, the Company and certain of its subsidiaries entered into a revolving, non-amortizing asset-based credit facility in an amount equal to the lesser of US$200 million (or the Canadian dollar equivalent thereof) and the borrowing base (the “New ABL Facility”). The Borrowers (as defined in the New ABL Facility) are permitted under the New ABL Facility to solicit lenders to provide additional revolving loan commitments in an aggregate amount not to exceed US$75 million (or the Canadian dollar equivalent thereof). The New ABL Facility matures on April 15, 2019 and may be drawn in U.S. dollars by the U.S. Borrowers and either U.S. dollars or Canadian dollars by the Canadian Borrowers, as LIBO loans, CDOR loans, U.S. base rate loans, Canadian prime rate loans, as applicable, or letters of credit or swingline loans (with a sublimit of up to US$25 million available for letters of credit and up to US$20 million for swingline loans (or, in each case, the Canadian dollar equivalent thereof)), each as determined in accordance with the terms of the New ABL Facility. The New ABL Facility contains representations and warranties, affirmative and negative covenants, and events of default customary for credit facilities of this nature.

Under the New ABL Facility, the ABL Borrowers were permitted to draw up to US$25 million (or the Canadian dollar equivalent thereof) to partially finance the Acquisition. The ABL Borrowers are permitted to use the undrawn amount under the New ABL Facility from time to time for ordinary course working capital and for general corporate purposes.

2.4                               Effect on Financial Position

There are no plans or proposals for material changes to the affairs of Easton Baseball/Softball that may have a significant effect on the results of operations and financial position of the Company. All current plans and proposals regarding the affairs of Easton Baseball/Softball have otherwise been publicly disclosed. The effect of the Acquisition on the Company’s financial position is outlined in the unaudited pro forma financial statements referred to under Item 3 below.

2.5                               Prior Valuations

To the knowledge of the Company, there has been no valuation opinion obtained within the last 12 months by the Sellers or the Company required by securities legislation or a Canadian exchange or market to support the consideration paid by the Company or any of its subsidiaries in connection with the Acquisition.

2.6                               Parties to Transaction

The Acquisition was carried out by BPS Greenland Inc. (now named Easton Baseball / Softball Inc.), BPS Greenland Corp. (now named Easton Baseball / Softball Corp.) and Bauer Hockey, Inc., each of which is a wholly-owned subsidiary of the Company, but otherwise was not a transaction with an informed person, associate or affiliate of the Company (as such terms are defined under National Instrument 51-102 — Continuous Disclosure Obligations (“NI 51-102”)).

2.7                               Date of Report

June 12, 2014

Item 3            Financial Statements and Other Information

Pursuant to part 13 of NI 51-102 and part 8 of National Instrument 44-101 Short Form Prospectus Distributions, the Ontario Securities Commission granted an exemption on April 29, 2014 (the “Exemptive Relief Decision”) from the requirements to provide certain financial statements as set out in Sections 8.4 and 8.4(5) of NI 51-102. In accordance with the Exemptive Relief Decision, the following financial statements and related notes thereto are attached hereto and form a part of this Business Acquisition Report:

Appendix A - Unaudited Pro Forma Consolidated Financial Statements of Bauer Performance Sports Ltd.

•                  Pro forma consolidated statement of financial position as at February 28, 2014;

•                  Pro forma consolidated statement of comprehensive income for the nine month period ending February 28, 2014;

•                  Pro forma consolidated statement of comprehensive income for the twelve month period ending May 31, 2013; and

•                  Notes to pro forma consolidated financial statements.

Appendix B - Audited Abbreviated Financial Statements of Easton Baseball/Softball

•                  Report of Independent Auditors;

•                  Statements of Assets Acquired and Liabilities Assumed as at December 28, 2013 and December 29, 2012;

•                  Statements of Direct Revenues and Expenses for the fiscal years ended December 28, 2013 and December 29, 2012; and

•                  Notes to Abbreviated Financial Statements as of and for the fiscal years ended December 28, 2013 and December 29, 2012.

Appendix C - Unaudited Interim (Abbreviated) Financial Statements of Easton Baseball/Softball

•                  Interim Statements of Assets Acquired and Liabilities Assumed as at March 29, 2014 (unaudited) and December 28, 2013;

•                  Interim Statements of Direct Revenues and Expenses for the three month period ended March 29, 2014 (unaudited) and March 30, 2013 (unaudited); and

•                  Notes to Interim Abbreviated Financial Statements (unaudited) for the fiscal quarters ended March 29, 2014 and March 30, 2013.

All amounts stated in the above financial statements and notes thereto are stated in United States dollars unless otherwise indicated.

The unaudited pro forma condensed consolidated financial statements of the Company are presented for illustrative purposes only and are not necessarily indicative of (i) the operating or financial results that would have occurred had the Acquisition actually occurred at the times contemplated by the notes to the unaudited pro forma condensed consolidated financial statements; or (ii) results expected in future periods.

Caution Regarding Forward-Looking Statements

Certain statements in this report regarding our current and future plans, expectations and intentions, results, levels of activity, performance, goals or achievements or any other future events or developments constitute forward looking statements, including with respect to the Acquisition strengthening and complementing the Company’s other brands, the Company having a stronger and more consistent revenue stream as a result of the Acquisition and the Acquisition providing another significant lever for growth. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward looking statements.

Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward looking statements. The purpose of the forward looking statements is to provide the reader with a description of management’s expectations regarding the Company’s financial performance and may not be appropriate for other purposes; readers should not place undue reliance on forward looking statements made herein. For additional information, please refer to the “Risk Factors” section of the Company’s short form prospectus filed in connection with its recent public offering and the Company’s annual information form dated August 27, 2013, both of which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Furthermore, unless otherwise stated, the forward-looking statements contained in this Business Acquisition Report are made as of the date of this Business Acquisition Report, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Appendix A

See attached.

BAUER PERFORMANCE SPORTS LTD.

(to be renamed Performance Sports Group Ltd.)

Pro Forma Consolidated Financial Statements

(Unaudited)

As of and for the nine month period ending February 28, 2014 and for the twelve month period ending May 31, 2013

BAUER PERFORMANCE SPORTS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION (UNAUDITED)

(Expressed in thousands of U.S. dollars)

	Company As of February 28, 2014	EASTON As of December 28, 2013	IFRS Adjustments	Pro forma Adjustments	Notes	Pro forma Consolidated
ASSETS
Current assets:
Cash	$7,700	$—	$—	$—		$7,700
Trade and other receivables	109,896	66,382	—	—		176,278
Inventories	95,650	38,933	—	6,697	a	141,280
Income taxes recoverable	2,345	—	—	—		2,345
Foreign currency forward contracts	6,439	—	—	—		6,439
Prepaid expenses and other assets	4,483	190	—	150	b	4,823
Total current assets	226,513	105,505	—	6,847		338,865
Property, plant and equipment	9,310	2,788	(183)	—	c	11,915
Goodwill and intangible assets	146,891	214,750	183	53,354	c, d	415,178
Foreign currency forward contracts	143	—	—	—		143
Other non-current assets	3,048	112	—	—		3,160
Deferred income taxes	5,902	—	—	—		5,902
TOTAL ASSETS	$391,807	$323,155	$—	$60,201		$775,163
LIABILITIES
Current liabilities:
Debt	$7,866	$—	$—	$38,506	b, e, f, g	$46,372
Trade and other payables	25,658	25,914	—	—		51,572
Accrued liabilities	27,095	13,108	(2,824)	—	h	37,379
Provisions	2,944	—	2,824	—	h	5,768
Income taxes payable	3,593	—	—	(619)	j	2,974
Retirement benefit obligations	336	—	—	—		336
Total current liabilities	67,492	39,022	—	37,887		144,401
Debt	122,931	—	—	204,570	b, e, f, i	327,501
Provisions	—	—	—	—		—
Retirement benefit obligations	5,107	—	—	—		5,107
Other non-current liabilities	301	—	—	—		301
Deferred income taxes	850	—	—	—		850
TOTAL LIABILITIES	196,681	39,022	—	242,457		478,160
EQUITY
Share capital	145,821	—	—	102,282	k	248,103
Contributed surplus	11,990	—	—	—		11,990
Retained earnings	46,854	—	—	(405)		46,449
Accumulated other comprehensive loss	(9,539)	—	—	—		(9,539)
TOTAL EQUITY	195,126	—	—	101,877		297,003
TOTAL LIABILITIES & EQUITY	$391,807	$39,022	$—	$344,334		$775,163

See accompanying notes to unaudited pro forma consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

(Expressed in thousands of U.S. dollars, except per share amounts)

	Company For the nine months ended February 28, 2014	EASTON For the nine months ended December 28, 2013	Pro forma Adjustments	Notes	Pro forma Consolidated
Revenues	$333,277	$110,126	$—		$443,403
Cost of goods sold	216,732	71,889	6,942	l	295,563
Gross profit	116,545	38,237	(6,942)		147,840
Selling, general and administrative expenses	77,810	22,746	701	l, q, r	101,257
Research and development expenses	13,141	4,084	—		17,225
Income before finance costs, finance income, other expenses and income tax expense	25,594	11,407	(7,643)		29,358
Finance costs	5,384	—	8,396	t, u	13,780
Finance income	(8,148)	—	—		(8,148)
Other expenses	148	—	—		148
Income before income tax expense	28,210	11,407	(16,039)		23,578
Income tax expense	8,393	—	(5,163)	v, w	3,230
Net income	$19,817	$11,407	$(10,876)		$20,348
Other comprehensive income (loss):
Items that may be reclassified to net income:
Foreign currency translation differences	(8,023)				(8,023)
Items that will not be subsequently reclassified to net income:
Actuarial gains on defined benefit plans, net	40				40
Other comprehensive loss, net of taxes	(7,983)				(7,983)
Total comprehensive income	$11,834				$12,365
Basic earnings per common share (Note 4)	$0.56			x	$0.47
Diluted earnings per common share (Note 4)	$0.53			x	$0.45

See accompanying notes to unaudited pro forma consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

(Expressed in thousands of U.S. dollars, except per share amounts)

	Company For the twelve months ended May 31, 2013	EASTON For the twelve months ended March 30, 2013	Pro forma Adjustments	Notes	Pro forma Consolidated
Revenues	$399,593	$162,981	$—		$562,574
Cost of goods sold	252,419	108,679	15,265	l, m	376,363
Gross profit	147,174	54,302	(15,265)		186,211
Selling, general and administrative expenses	90,435	30,206	(2,878)	l, n, o, p, q, r	117,763
Research and development expenses	16,056	5,992	—		22,048
Income before finance costs, finance income, gain on bargain purchase, other expenses and income tax expense	40,683	18,104	(12,387)		46,400
Finance costs	8,566	—	14,697	s, t, u	23,263
Finance income	(2,000)	—	—		(2,000)
Gain on bargain purchase	(1,190)	—	—		(1,190)
Other expenses	158	—	—		158
Income before income tax expense	35,149	18,104	(27,084)		26,169
Income tax expense	9,817	—	(8,364)	v, w	1,453
Net income	$25,332	$18,104	$(18,720)		$24,716
Other comprehensive loss:
Items that may be reclassified to net income:
Foreign currency translation differences	(120)				(120)
Items that will not be subsequently reclassified to net income:
Actuarial losses on defined benefit plans, net	(217)				(217)
Other comprehensive loss, net of taxes	(337)				(337)
Total comprehensive income	$24,995				$24,379
Basic earnings per Common Share (Note 4)	$0.74			x	$0.58
Diluted earnings per Common Share (Note 4)	$0.70			x	$0.55

See accompanying notes to unaudited pro forma consolidated financial statements.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

1.                                      BASIS OF PRESENTATION

On April 15, 2014, Bauer Performance Sports Ltd. (the “Company”), through its subsidiaries, completed the acquisition (the “Easton Baseball/Softball Acquisition”) of substantially all of the assets of the Easton baseball and softball business and the assets formerly utilized in the Sellers’ (as defined below) lacrosse business (the “Acquired Business”) pursuant to the terms of an asset purchase agreement, as amended, dated February 13, 2014 (the “Purchase Agreement”), with, among others, Easton-Bell Sports, Inc. and certain of its affiliates (collectively the “Sellers”). The total consideration paid to the Sellers at closing was $330,000 in cash, subject to a working capital adjustment, plus acquisition costs.

These unaudited pro forma consolidated financial statements have been prepared by management of the Company giving effect to the Easton Baseball/Softball Acquisition and include an unaudited pro forma consolidated statement of financial position as of February 28, 2014, giving effect to the Easton Baseball/Softball Acquisition as if it occurred on February 28, 2014, and unaudited pro forma consolidated statements of comprehensive income for the nine months ended February 28, 2014 and the year ended May 31, 2013, each giving effect to the Easton Baseball/Softball Acquisition as if it occurred on June 1, 2012. The Company financed the Easton Baseball/Softball Acquisition, and refinanced certain of its existing indebtedness, with a combination of a $200,000 asset-backed revolving credit facility and $450,000 of senior secured loans (together, the “Credit Facilities”). The Company intends to use the net proceeds of the public offering of the Common Shares of the Company in the United States and in Canada (the “Offering”) to reduce debt and repay up to $103,950 of the senior secured loans, as described more fully in the footnotes to these unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements have been prepared using the following information:

Pro forma consolidated statement of financial position as of February 28, 2014:

•                  unaudited condensed consolidated interim statement of financial position of the Company as of February 28, 2014 prepared in accordance with International Accounting Standard 34 — Interim Financial Reporting (“IAS 34”);

•                  audited abbreviated financial statements of the Acquired Business as of and for the fiscal years ended December 28, 2013 and December 29, 2012 prepared in accordance with U.S. GAAP.

Pro forma consolidated statement of comprehensive income for the nine months ended February 28, 2014:

•                  unaudited condensed consolidated interim statement of comprehensive income (loss) of the Company for the three and nine months ended February 28, 2014 prepared in accordance with International Accounting Standard 34 — Interim Financial Reporting (“IAS 34”);

•                  audited abbreviated financial statements of the Acquired Business as of and for the fiscal years ended December 28, 2013 and December 29, 2012 prepared in accordance with U.S. GAAP;

•                  unaudited interim abbreviated financial statements for the fiscal quarters ended March 29, 2014 and March 30, 2013 for the Acquired Business prepared in accordance with U.S. GAAP;

•                  See Note 5 to these unaudited pro forma consolidated financial statements for a reconciliation of the results of the Acquired Business.

Pro forma consolidated statement of comprehensive income for the year ended May 31, 2013:

•                  audited consolidated statement of comprehensive income of the Company for the year ended May 31, 2013 prepared in accordance with IFRS;

•                  audited abbreviated financial statements of the Acquired Business as of and for the fiscal years ended December 28, 2013 and December 29, 2012 prepared in accordance with U.S. GAAP;

•                  unaudited interim abbreviated financial statements for the fiscal quarters ended March 29, 2014 and March 30, 2013 for the Acquired Business prepared in accordance with U.S. GAAP;

•                  See Note 5 to these unaudited pro forma consolidated financial statements for a reconciliation of the results of the Acquired Business.

Management of the Company has considered adjustments within the pro forma adjustments which it believes would be required to conform the Acquired Business accounting policies under U.S. GAAP to IFRS.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

1.                                      BASIS OF PRESENTATION (Continued)

The unaudited pro forma consolidated financial statements should be read in conjunction with (A) (i) the audited consolidated financial statements of the Company for the year ended May 31, 2013 and (ii) the unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended February 28, 2014; and (B) (i) the abbreviated financial statements of the Acquired Business, which comprise the audited statements of assets acquired and liabilities assumed as of December 28, 2013 and the December 29, 2012, and the related statements of direct revenues and expenses for the fiscal years then ended; and (ii) the unaudited interim abbreviated financial statements for the Acquired Business which comprise the statements of assets acquired and liabilities assumed as of March 29, 2014 and December 28, 2013, and the related statements of direct revenues and expenses for the fiscal quarters ended March 29, 2014 and March 30, 2013.

The pro forma information is based on estimates and assumptions set forth in the notes to such information. The pro forma information is being furnished solely for information purposes and is not necessarily indicative of the combined results or financial position that might have been achieved for the period or date indicated; nor is it necessarily indicative of future results that may occur. The pro forma information does not reflect costs savings expected to be realized from the synergies to be created or the costs to implement such cost savings or strategies. No assurance can be given that any operational cost savings or synergies will be realized.

Pro forma adjustments are necessary to reflect the Easton Baseball/Softball Acquisition. The pro forma adjustments and allocation of the purchase price for the Easton Baseball/Softball Acquisition are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be based on the actual net assets of the Acquired Business that existed at the date of the completion of the acquisition. Any final adjustments may change the allocation of the purchase price which could affect the fair value assigned to the assets and liabilities. In addition, the impact of integration activities and unforeseen events could cause material differences in the information presented.

2.                                      EASTON BASEBALL/SOFTBALL ACQUISITION

On April 15, 2014, the Company completed the Easton Baseball/Softball Acquisition pursuant to the terms of the Purchase Agreement. The total consideration paid to the Sellers at closing was $330,000 in cash, subject to a working capital adjustment, plus acquisition costs. The acquisition will be accounted for as a business combination by the Company and the results of operations will be combined with those of the Company from that date.

The unaudited pro forma consolidated financial statements give effect to the following transactions:

•                  The Company borrows $494,366 under the Credit Facilities comprised of a draw on the asset-backed revolving credit facility of $44,366 and term loan facility of $450,000 maturing on April 15, 2019 and April 15, 2021, respectively, at a variable interest rate based on LIBOR/Bankers Acceptance rate.

•                  The Company intends to issue under the Offering an aggregate of 8,148,148 Common Shares (the “Offered Shares”) resulting in estimated gross proceeds of $110,000 or net proceeds of $103,950 ($6,050 Common Share issuance costs in respect of underwriting fees). The price of $13.50 per share, being the U.S. dollar offering price for the issuance of 8,148,148 Common Shares has been used as the assumed issue price per share in these unaudited pro forma consolidated financial statements. The actual issue price will be determined in the context of the market. The Company has granted to the Underwriters an option to purchase that number of Common Shares representing up to 15% of the Offered Shares sold pursuant to the Offering at a price of $13.50 per share, to cover over-allotments, if any, and for market stabilization purposes (the “Over-Allotment Option”). Unless otherwise indicated, all information in these unaudited pro forma consolidated financial statements is presented without giving effect to the exercise of the Over-Allotment Option.

•                  The Company intends to use the net proceeds of the Offering to reduce leverage and repay up to $103,950 of the senior secured loans which were drawn at the closing of the Easton Baseball/Softball Acquisition to fund part of the purchase price. An aggregate of $1,668 in estimated equity issuance fees will be funded from the revolving credit facility.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

2.                                      EASTON BASEBALL/SOFTBALL ACQUISITION (Continued)

The preliminary allocation of fair value of the net assets acquired, based on the consideration paid and initial working capital adjustment, is as follows (amounts in thousands):

Current assets	$112,202
Property, plant and equipment	2,788
Trademarks	80,100
Other intangible assets	56,800
Goodwill	131,204
Other non-current assets	112
Current liabilities	(39,022)
Total consideration	$344,184

The total consideration of $344,184 reflects the purchase price of $330,000 plus an initial working capital adjustment of $14,184 based on the balance of working capital of the Acquired Business as of December 28, 2013, as defined in the Purchase Agreement, as of February 28, 2014. The purchase price has been allocated based on preliminary estimates of fair values of the acquired assets and liabilities at the effective date of the acquisition. The preliminary allocation is subject to revisions as additional information becomes available, and any such revisions could be material.

3.                                      UNAUDITED PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The unaudited pro forma statement of financial position gives effect to the following transactions as if they had occurred on February 28, 2014:

(a)                                 Increase in the Acquired Business’ inventory of $6,697 resulting from the fair market value adjustment to inventory.

(b)                                 Decrease in current debt and non-current debt of $2,581 and $14,262, respectively, and an increase in prepaid expenses and other assets of $150 to reflect the deferred financing fees incurred on the Credit Facilities.

(c)                                  To reclassify software assets of $183 in property, plant and equipment to intangible assets in accordance with IFRS. Under U.S. GAAP software assets are disclosed as property, plant and equipment in the abbreviated financial statements of the Acquired Business.

(d)                                 Increase in goodwill and intangible assets of $53,354 reflecting the elimination of the Acquired Business’ goodwill and intangible assets of $214,750 and adding $268,104 of goodwill and intangible assets reflecting the preliminary allocation of fair value of the net assets acquired and the working capital adjustment based on the balance of working capital as defined in the Purchase Agreement as of February 28, 2014.

(e)                                  Decrease in current debt and non-current debt of $7,779 and $122,718, respectively, to reflect the payoff of the Company’s former credit facilities which were re-financed as a result of the Credit Facilities and the write off of unamortized deferred financing fees relating to such terminated credit facilities.

(f)                                   Increase in current debt and non-current debt of $4,500 and $445,500, respectively, to reflect the senior secured loans.

(g)                                  Increase in current debt of $44,366 to reflect the draw on the asset-backed revolving credit facility.

(h)                                 To reclassify accrued warranty expense of $2,824 to current provisions in accordance with IFRS. Under U.S. GAAP such costs are disclosed as current accrued liabilities in the abbreviated financial statements of the Acquired Business.

(i)                                     Decrease in non-current debt of $103,950 to reflect the repayment of a portion of the senior secured loans by applying the net proceeds of the Offering.

(j)                                    Decrease in income taxes payable of $619 to reflect the tax effect of the unaudited pro forma adjustments at the Company’s effective tax rate or specific tax rates, where appropriate.

(k)                                 The Company plans to issue an aggregate of 8,148,148 Common Shares (assuming no exercise of the Over-Allotment Option) resulting in estimated gross proceeds of $110,000, or net proceeds of $102,282 ($6,050 Common Share issuance costs in respect of underwriting fees and $1,668 in other equity issuance fees). The price of $13.50 per share, being the U.S. dollar offering price for

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

3.                                      UNAUDITED PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

the issuance of 8,148,148 Common Shares pursuant to the prospectus, has been used as the assumed issue price per share in these unaudited pro forma consolidated financial statements. See Note 2 of these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated statements of income for the nine months ended February 28, 2014 and the year ended May 31, 2013 gives effect to the following transactions as if the pro forma transaction occurred on June 1, 2012:

(l)                                     Amortization expense of $6,549 and $6,890 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively, on new intangibles as a result of the Easton Baseball/Softball Acquisition. These amounts reflect the amortization expense, included in cost of goods sold, on new intangibles as a result of the Easton Baseball/Softball Acquisition in the nine months ended February 28, 2014 and the year ended May 31, 2013 of $6,942 and $10,425, respectively, offset by the removal of the Acquired Business amortization expense, included in selling, general and administrative expenses, in the nine months ended February 28, 2014 and the year ended May 31, 2013 of $393 and $3,535, respectively.

(m)                             Non-cash charges to cost of goods sold resulting from the fair market value adjustment to inventory of the Acquired Business of $4,840 for the year ended May 31, 2013.

(n)                                 Decrease in selling, general and administrative expenses of $6,000 for the year ended May 31, 2013 to reflect a gain on the settlement of certain intellectual property matters between the Sellers’ and the Company related to patents held by the Company’s subsidiaries.

(o)                                 Direct acquisition costs including legal, accounting, and advisory fees. For the year ended May 31, 2013 are assumed to be approximately $4,018 and are expensed in accordance with IFRS.

(p)                                 Share listing fees for the year ended May 31, 2013 are assumed to be approximately $285 and are expensed in accordance with IFRS.

(q)                                 Share-based payment expense of $210 and $515 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively, reflecting the grant of stock options to certain employees in connection with the closing of the Easton Baseball/Softball Acquisition.

(r)                                    Integration costs associated with the Easton Baseball/Softball Acquisition are assumed to be approximately $884 and $1,839 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively.

(s)                                   Write off of unamortized deferred financing fees of $4,417 for the year ended May 31, 2013 relating to the Company’s former credit facilities which were terminated.

(t)                                    Amortization expense of $2,048 and $2,731 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively, on deferred financing fees related to the Credit Facilities.

(u)                                 Increase in interest expense of $6,348 and $7,549 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively, to reflect the Credit Facilities.

(v)                                 Income tax expense of $4,335 and $6,880 for the nine months ended February 28, 2014 and the year ended May 31, 2013, respectively, reflecting the income tax expense of the Acquired Business for the nine months ended December 28, 2013 and the twelve months ended March 30, 2013, respectively.

(w)                               The unaudited pro forma adjustments are tax affected at the Company’s effective tax rate or specific tax rates, where appropriate.

(x)                                 The calculation of the unaudited pro forma earnings per Common Share for the nine months ended February 28, 2014 and the year ended May 31, 2013 considers the issuance of an aggregate of 8,148,148 Common Shares (assuming no exercise of the Over-Allotment Option) under the Offering.

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

4.                                      EARNINGS PER SHARE

The computation of basic and diluted earnings per Common Share follows:

	Nine months ended February 28, 2014(1)	For the year ended May 31, 2013(1)	Pro forma Nine months ended February 28, 2014(1)	Pro forma for the year ended May 31, 2013(1)
Net income	$19,817	$25,332	$20,348	$24,716
Weighted average Common Shares outstanding	35,369,760	34,107,334	35,369,760	34,107,334
Issuance of Common Shares under Offering	—	—	8,148,148	8,148,148
Assumed conversion of dilutive stock options and awards	1,785,872	2,299,674	1,785,872	2,299,674
Diluted weighted average Common Shares outstanding	37,155,632	36,407,008	45,303,780	44,555,156
Basic earnings per Common Share	$0.56	$0.74	$0.47	$0.58
Diluted earnings per Common Share	$0.53	$0.70	$0.45	$0.55
Anti-dilutive stock options and awards excluded from diluted earnings per share calculation	—	745,717	—	745,717

(1)                                 Reflects a conversion of all Proportionate Voting Shares to Common Shares at the conversion ratio of 1,000 Common Shares to 1 Proportionate Voting Share.

5.                                      RECONCILIATION OF PRO FORMA FINANCIAL STATEMENTS

The following table reconciles the statement of direct revenues and expenses for the Acquired Business for the twelve months ended December 28, 2013 to the pro forma balances included in the pro forma consolidated statement of comprehensive income for the nine months ended December 28, 2013. The constructed period for the nine months ended December 28, 2013 is computed by subtracting the three months ended March 30, 2013 from the twelve months ended December 28, 2013 as set forth below and excludes the three months ended March 29, 2014:

	For the twelve months ended December 28, 2013	For the three months ended March 30, 2013	For the nine months ended December 28, 2013
Revenues	$173,960	$(63,834)	$110,126
Cost of goods sold	113,788	(41,899)	71,889
Gross profit	60,172	(21,935)	38,237
Selling, general and administrative expenses	31,057	(8,311)	22,746
Research and development expenses	5,450	(1,366)	4,084
Operating Income	$23,665	$(12,258)	$11,407

The following table reconciles the statement of direct revenues and expenses for the Acquired Business for the twelve months ended December 29, 2012 to the pro forma balances included in the pro forma consolidated statement of comprehensive income for the twelve months ended March 30, 2013. The constructed period for the twelve months ended March 30, 2013 is computed by subtracting the

BAUER PERFORMANCE SPORTS LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

AS OF AND FOR THE NINE MONTH PERIOD ENDING FEBRUARY 28, 2014 AND

FOR THE TWELVE MONTH PERIOD ENDING MAY 31, 2013

(In thousands of U.S. dollars except for share and per share amounts)

5.                                      RECONCILIATION OF PRO FORMA FINANCIAL STATEMENTS (Continued)

three months ended March 30, 2012 from the twelve months ended December 29, 2012, and adding the three months ended March 30, 2013 as follows:

	For the twelve months ended December 29, 2012	For the three months ended March 31, 2012	For the three months ended March 30, 2013	For the twelve months ended March 30, 2013
Revenues	$161,301	$(62,154)	$63,834	$162,981
Cost of goods sold	107,645	(40,865)	41,899	108,679
Gross profit	53,656	(21,289)	21,935	54,302
Selling, general and administrative expenses	31,134	(9,239)	8,311	30,206
Research and development expenses	6,142	(1,516)	1,366	5,992
Operating Income	$16,380	$(10,534)	$12,258	$18,104

Appendix B

See attached.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

Abbreviated Financial Statements

As of and for the Fiscal Years Ended December 28, 2013 and December 29, 2012

With Report of Independent Auditors

Report of Independent Auditors

The Board of Directors and Stockholder of

Easton-Bell Sports, Inc.

We have audited the accompanying abbreviated financial statements of the Baseball/Softball Business of Easton-Bell Sports, Inc. (the “Acquired Business”), which comprise the statements of assets acquired and liabilities assumed as of December 28, 2013 and December 29, 2012, the related statements of direct revenues and expenses for the fiscal years then ended, and the related notes to the abbreviated financial statements.

Management’s responsibility for the Abbreviated Financial Statements

Management is responsible for the preparation and fair presentation of these abbreviated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these abbreviated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the abbreviated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the abbreviated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the abbreviated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the abbreviated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the abbreviated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the abbreviated financial statements referred to above present fairly, in all material respects, the statements of assets acquired and liabilities assumed of the Acquired Business at December 28, 2013 and December 29, 2012, and the statements of direct revenues and expenses for the fiscal years then ended in conformity with U.S. generally accepted accounting principles.

Emphasis of matter

As discussed in Note 2 to the abbreviated financial statements, the abbreviated financial statements have been prepared in accordance with the April 29, 2014 exemptive relief order granted by the Canadian securities regulatory authorities, and are not intended to be a complete presentation of the Acquired Business. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Los Angeles, California
June 9, 2014

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(Amounts in thousands of U.S. dollars)

	As of December 28, 2013	As of December 29, 2012
ASSETS ACQUIRED
Current assets:
Trade and other receivables	$66,382	$63,726
Inventories	38,933	37,722
Prepaid expenses and other assets	190	—
Total current assets	105,505	101,448
Property, plant and equipment	2,788	3,534
Goodwill	81,969	82,926
Intangible Assets	132,781	133,960
Other non-current assets	112	112
TOTAL ASSETS ACQUIRED	$323,155	$321,980
LIABILITIES ASSUMED
Current liabilities:
Trade and other payables	25,914	18,074
Accrued liabilities	13,108	9,042
Total current liabilities assumed	$39,022	$27,116
NET ASSETS ACQUIRED	$284,133	$294,864

The accompanying notes are an integral part of the Abbreviated Financial Statements.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

STATEMENTS OF DIRECT REVENUES AND EXPENSES

(Amounts in thousands of U.S. dollars)

	For the fiscal year ended
	December 28, 2013	December 29, 2012
Revenues	$173,960	$161,301
Cost of goods sold	113,788	107,645
Gross profit	60,172	53,656
Selling, general and administrative expenses	31,057	31,134
Research and development expenses	5,450	6,142
Operating income	$23,665	$16,380

The accompanying notes are an integral part of the Abbreviated Financial Statements.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

1.                                      BACKGROUND AND DESCRIPTION OF BUSINESS

On April 15, 2014, Bauer Performance Sports Ltd., through its subsidiaries (“BPS”), completed the acquisition (the “Easton Baseball/Softball Acquisition”) of substantially all of the assets of the Easton baseball and softball business and the assets formerly used in the Sellers’ (as defined below) lacrosse business (the “Acquired Business”) pursuant to the terms of an asset purchase agreement, as amended, dated February 13, 2014 (the “Purchase Agreement”), with, among others, Easton-Bell Sports, Inc. and certain of its affiliates (collectively the “Sellers” or “Easton-Bell”). The total consideration paid to the Sellers at closing was $330,000 in cash, subject to a working capital adjustment, plus acquisition costs.

The Easton baseball and softball business develops and manufactures baseball and softball bats, batting and fielding gloves, apparel, bags, helmets, catcher’s protective equipment and related accessories in the U.S. and Canada.

Upon closing of the Easton Baseball/Softball Acquisition, BPS owns the EASTON brand and the Acquired Business. In connection with the Easton Baseball/Softball Acquisition, BPS granted a license to Easton-Bell to permit Easton-Bell to use the EASTON name in their hockey and cycling businesses only. The Acquired Business operates out of their Van Nuys, California headquarters and Salt Lake City, Utah distribution center locations.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The statements of assets acquired and liabilities assumed as of December 28, 2013 and December 29, 2012, and the related statements of direct revenues and expenses for the fiscal years ended December 28, 2013 and December 29, 2012 and the accompanying notes (collectively, the “Abbreviated Financial Statements”), have been prepared in accordance with the April 29, 2014 exemptive relief order granted by the Canadian securities regulatory authorities.

The Abbreviated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All monetary references expressed in these notes are references to United States dollars. All intercompany accounts and transactions have been eliminated.

The Acquired Business does not consist of a separate legal entity, subsidiary or segment of Easton-Bell and had not historically been structured, operated or accounted for as a separate business, business segment or operating unit within Easton-Bell. The Acquired Business has historically been operated as an integrated product line included in Easton-Bell consolidated operations. As a result, stand-alone financial statements of the Acquired Business have not been previously prepared. Easton-Bell has not historically allocated certain corporate expenses, interest expense, gains or losses on derivative instruments, certain corporate overhead expenses or income taxes to the Acquired Business. This information is not otherwise readily available and any allocation would be subjective and may not be relevant due to differences in corporate structures between Easton-Bell and the Acquired Business as operated on a stand-alone basis. As a result, sufficient financial information about the Acquired Business on a standalone basis does not exist to prepare complete financial statements in accordance with U.S. GAAP.

The Abbreviated Financial Statements, which have been carved-out of the historical books and records maintained by Easton-Bell, include only the specific assets acquired, liabilities assumed, revenues and direct expenses associated with the products and services in the scope of the Purchase Agreement, which have been identified within the terms of the Purchase Agreement as of April 15, 2014. Accordingly, those products and services, and these Abbreviated Financial Statements, are not a complete representation of the Acquired Business.

In addition to the foregoing, all treasury and cash management functions of the Acquired Business were carried out by Easton-Bell centrally. Such functions were not performed or separately tracked at the Acquired Business level. As a result, a statement of cash flows cannot be compiled and is not presented. Additionally, since only specified assets were acquired and liabilities assumed, and the Acquired Business does not have a distinct capital structure, the statement of changes in equity is not presented. A statement of comprehensive income is also not presented. Such financial information was deemed not to be meaningful and impracticable to prepare given the nature of the presentation and information available relative to the assets acquired and liabilities assumed.

Therefore, the Abbreviated Financial Statements are not intended to be a complete representation of the financial position or results of operations of the Acquired Business had it operated as a separate independent entity, nor are they indicative of the results to be expected from future operations of the Acquired Business.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statements of assets acquired and liabilities assumed

The statements of assets acquired and liabilities assumed consist of the assets to be acquired and liabilities to be assumed by BPS pursuant to the terms of the Purchase Agreement. Assets or liabilities which may be related to the Acquired Business but which will be retained by Easton-Bell under the Purchase Agreement have not been included in the statements of assets acquired and liabilities assumed. Certain of the assets acquired and liabilities assumed include allocations of accrued amounts directly associated with revenue- generating activities of the Acquired Business. Pursuant to the Purchase Agreement, these amounts are subject to working capital adjustments, and final purchase price allocations remain open and subject to change, until such working capital adjustments have been finalized. Following is a description of the significant allocations that have been applied:

a)             Trade and other payables

$25,581 and $17,367 of the trade and other payables balance of $25,914 and $18,074, as of December 28, 2013 and December 29, 2012, respectively, were directly allocated to the Acquired Business. The remaining $333 and $707, as of December 28, 2013 and December 29, 2012, respectively, were allocations, based on the pro rata portion of December revenues directly associated with the Acquired Business.

b)             Accrued liabilities

$8,029 and $5,173 of the accrued liabilities balance of $13,108 and $9,042, as of December 28, 2013 and December 29, 2012, respectively, were directly allocated to the Acquired Business. The remaining $5,079 and $3,869, as of December 28, 2013 and December 29, 2012, respectively, were allocations, based on the pro rata portion of revenues directly associated with the Acquired Business.

Statements of revenues and expenses

The statements of direct revenues and expenses include the revenue and direct expenses of the Acquired Business. Revenue includes the amounts attributable to the sale of the products and services transferred to BPS and exclude certain amounts which are being retained by Easton-Bell in accordance with the terms of the Purchase Agreement. Direct expenses include costs directly associated with revenue-generating activities of the Acquired Business. Certain direct expenses were determined based upon allocations of the direct costs of the Acquired Business. Unless otherwise noted, these policies have been consistently applied in the Abbreviated Financial Statements. Revenue is recorded at the product line level and is directly attributable to the Acquired Business.

Cost of goods sold, selling, general and administrative expenses, and research and development expenses include directly attributable costs and allocated costs. For purposes of presenting the Abbreviated Financial Statements, allocations were required to determine the cost activities performed by Easton-Bell, directly attributable to the Acquired Business. These shared services included, but are not limited to, executive management, accounting, information technology services, professional and consulting fees, legal and human resources. Where specific identification could not be used, allocations were made based on the pro rata portion of revenues directly associated with the Acquired Business.

Management believes that the allocation methodologies are reasonable; however, expenses allocated to the Acquired Business are not necessarily indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be incurred in the future. Actual results could differ from these estimates. It is not practicable to estimate the costs that would have been incurred by the Acquired Business if it had operated on a stand-alone basis.

Reporting Period

Easton-Bell follows a 52/53 week fiscal year, which ends on the Saturday closest to December 31. As a result, the Abbreviated Financial Statements reflect the fiscal year 2013 ended on December 28 and fiscal year 2012 ended on December 29.

Accounts Receivable and Concentration of Credit Risk

Trade and other receivables as of December 28, 2013 and December 29, 2012 are net of allowances for doubtful accounts of $2,263 and $2,487, respectively. The Acquired Business’s products are sold to a wide range of customers and our customers are not geographically concentrated. Ongoing credit evaluations of customers are performed and collateral on trade accounts receivable is generally not required. An allowance is determined based on the age of the accounts receivable balance and specific charge-off history. Trade accounts receivable are charged to the allowance when it is determined that the receivable will not be collectible.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor, and factory overhead. Provisions for excess and obsolete inventories are based on our assessment of excess and obsolete inventory on a product-by-product basis. As of December 28, 2013 and December 29, 2012, there was a reserve for excess and obsolete inventories of $2,196 and $2,050, respectively. Inventories, which are net of excess and obsolete inventory, consist of the following:

	December 28, 2013	December 29, 2012
Raw materials	$280	$128
Work in process	19	8
Finished goods	38,634	37,586
Inventories	$38,933	$37,722

Property, Plant and Equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation. Repairs and maintenance costs that do not extend the lives of property, plant and equipment are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are depreciated over the lesser of the lease term or their useful life, as follows:

Buildings and leasehold improvements	10 to 20 years
Machinery and equipment	3 to 7 years
Computer equipment and software	3 to 5 years

Property, plant and equipment consist of the following:

	December 28, 2013	December 29, 2012
Building and leasehold improvements	$4,159	$4,160
Machinery and equipment	5,288	4,911
Office equipment and furniture	3,760	3,764
Computer equipment and software	2,933	2,741
Construction in progress	2	—
	$16,142	$15,576
Less: accumulated depreciation	(13,354)	(12,042)
Net book value	$2,788	$3,534

Depreciation expense relating to property, plant and equipment amounted to $1,629 and $1,763 for the fiscal years ended December 28, 2013 and December 29, 2012, respectively. Depreciation expenses are primarily recorded in distribution relating to warehouse operations, and selling, general, and administrative relating to office operations.

Goodwill and Intangible Assets

Goodwill and other indefinite-lived intangible assets resulting from acquisitions are not amortized. A fair value method of testing goodwill and other indefinite-lived intangible assets for impairment is completed on an annual basis, or on an interim basis if an event occurs or circumstances change that would indicate impairment or reduce the fair value of the indefinite-lived intangible asset or a reporting unit (for goodwill) below its carrying value. Management’s annual impairment assessments are performed as of the fiscal year-end date by determining an estimate of the fair value of the indefinite-lived intangible assets or, for goodwill, the fair value of the business to evaluate whether impairment exists. As of June 29, 2013, Easton-Bell management had made the decision to exit the lacrosse business. The exit resulted in the write off of $957 of goodwill, associated with the acquisition of Talon lacrosse in 2010.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The direct revenues and direct expenses of the lacrosse business (excluding the impairment) were $508 and $6,978, respectively, for the fiscal year ended December 28, 2013 and $704 and $5,075, respectively, for the fiscal year ended December 29, 2012.

The results of Management’s annual analysis indicated that no impairment occurred in the carrying amount of goodwill and other indefinite-lived intangible assets as of December 28, 2013, and the Acquired Business was not at risk of failing the impairment test as of the date of each respective impairment assessment. Management also reviewed the finite-lived intangible assets and noted no impairment occurred in the carrying amount in 2013.

The Acquired Business’s intangible assets were as follows as of December 28, 2013:

	Gross Carrying Amounts	Accumulated Amortization
Amortized intangible assets:
Customer relationships	$6,391	$(2,490)
Patents	22,000	(22,000)
Licensing and other	6,923	(6,343)
Total	$35,314	$(30,833)
Indefinite-lived intangible assets:
Trademarks	$128,300

Management amortizes certain acquired intangible assets on a straight-line basis over estimated useful lives of 20 years for customer relationships, seven years for patents, and four to five years for licensing and other. As of December 28, 2013, the weighted-average life is 20 years for customer relationships, seven years for patents, 4.8 years for licensing and other, and the overall weighted-average life for acquired intangible assets is approximately 9.9 years. Amortization of existing intangible assets for the years ended December 28, 2013 and December 29, 2012 are $1,178 and $3,666, respectively. Management estimates that amortization of existing intangible assets for the five succeeding fiscal years will be $520 for each of the years from 2014 and 2015, $490 in 2016 and $320 for 2017 and 2018.

Management does not amortize most of its trademarks, which are determined to have indefinite lives. Management has identified the EASTON trademark as an indefinite-lived asset. The EASTON brand has been in existence since 1922 and the Acquired Business will use this trademark for an indefinite period of time and will continue to make investments in product development to enhance the value of the brand in the future. There are no legal, regulatory, contractual, competitive, economic, or other factors that the Acquired Business are aware of that Management believes would limit the useful life of the EASTON trademark.

Revenue Recognition

Sales of products are recognized when title passes and risks of ownership have been transferred to the customer. Title generally passes to the customer upon shipment and the risk of loss upon damage, theft or destruction of the product in transit is the responsibility of the customer. Allowances for sales returns, and discounts and allowances, including volume-based customer incentives, are estimated and recorded concurrent with the recognition of the sale. Royalty income, which historically has not been material, is recorded when earned based upon contract terms with licensees which provide for royalties.

Warranty Obligations

A product warranty obligation is recorded at the time of sale based on historical experience. The warranty obligation is estimated by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following is a reconciliation of the changes in the product warranty liability:

	December 28, 2013	December 29, 2012
Beginning of year	$2,422	$1,727
Warranty expense incurred during the year	3,213	2,615
Warranty cost recorded during the year	(2,811)	(1,920)
End of year	$2,824	$2,422

Advertising Costs

Advertising costs are expensed as incurred. Cooperative advertising costs are recorded as a reduction of revenues at the time the revenue is earned. Advertising costs were $4,763 and $4,922 for the fiscal years ended December 28, 2013 and December 29, 2012, respectively.

Shipping and Handling

All shipping and handling fees billed to our customers are included as a component of revenues. Shipping and handling costs incurred by us are included in the cost of goods sold.

Use of Estimates

The preparation of the Abbreviated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Abbreviated Financial Statements and reported amount of revenues during the reporting period. Actual results could differ from those estimates. The estimates made by our management primarily relate to accounts receivable allowances, inventory reserves, warranty reserves, and certain other liabilities. These Abbreviated Financial Statements also include estimates for allocations of certain expenses from Easton-Bell.

Foreign Currency Translation

The Abbreviated Financial Statements are presented in U.S. dollars, which is the reporting currency of Easton-Bell. The historical accounting records of the individual components comprising the Acquired Business, from which the Abbreviated Financial Statements are derived, are measured using the currency of the functional primary economic environment in which each component operates.

Revenues and expenses are translated into U.S. dollars at average exchange rates prevailing during the fiscal period, and assets and liabilities are translated using the exchange rates at the end of the accounting period. As discussed previously, these Abbreviated Financial Statements do not present a statement of comprehensive income or statement of changes in equity, and accordingly, those translation differences are excluded.

Fair Values of Financial Instruments

The carrying amounts reported in the Abbreviated Financial Statements “Trade and other receivables” and “Trade and other payables” approximate fair value because of the immediate or short-term maturity of these financial instruments.

Recent Accounting Pronouncements

As of December 28, 2013, there are no recently issued accounting pronouncements not yet effective that are expected to have a material impact on the Abbreviated Financial Statements of the Acquired Business.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

3.                                      ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 28, 2013	December 29, 2012
Salaries, wages, commissions and bonuses	$317	$369
Advertising	4,026	2,120
Rebates	62	21
Warranty	2,824	2,422
Royalties	747	385
Other	5,132	3,725
Total accrued liabilities	$13,108	$9,042

4.                                      LEASE AND SPONSORSHIP COMMITMENTS

Facilities and equipment are leased under non-cancelable operating leases with terms ranging from 1 to 5 years and have been assumed under the Purchase Agreement. Most leases contain renewal options and may be subject to periodic adjustments for inflation and scheduled escalations. In addition, there are sponsorship agreements with professional athletes, college teams and athletic associations with non-cancelable terms.

As of December 28, 2013, future minimum commitments for operating leases and sponsorship agreements with non-cancelable terms were as follows:

	Operating Leases	Sponsorship Agreements
Fiscal year ending:
2014	$1,887	$3,138
2015	2,004	2,994
2016	998	1,829
2017	856	1,026
Thereafter	—	—
Total minimum commitments	$5,745	$8,987

Rent expense for operating leases was approximately $2,085 and $2,224 for the fiscal years ended December 28, 2013 and December 29, 2012, respectively, and is included in distribution for warehouse operations, and selling, general and administrative expenses for office operations.

5.                                     EMPLOYEE BENEFIT PLANS

As of December 28, 2013 and December 29, 2012, the Acquired Business participated in Easton-Bell’s defined contribution plan covering substantially all of the non-union employees. A matching contribution to each participant was made and determined on a discretionary basis. Expenses to the plan amounted to approximately $218 and $263 for the fiscal years ended December 28, 2013 and December 29, 2012, respectively, and are included in selling, general and administrative expenses.

6.                                      COMMITMENTS AND CONTINGENCIES

The Purchase Agreement contains various warranties and indemnifications between Easton-Bell and BPS that may result in additional adjustment to the consideration paid, or require indemnification payments between the parties. However, Easton-Bell shall not have any obligation for any individual loss of less than $150 and unless and until the aggregate amount of all such individual losses incurred or sustained by BPS exceeds $1,500.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO ABBREVIATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 28, 2013 AND DECEMBER 29, 2012

(Amounts in thousands of U.S. dollars)

7.                                      FINANCIAL AND CAPITAL RISK MANAGEMENT

As described in Note 2, certain functions of the Acquired Business were carried out by Easton-Bell centrally. This includes both Easton-Bell’s cash management and treasury functions which address the nature and extent of Easton-Bell’s (and inherently the Acquired Business) exposure to risks arising from financial instruments, including credit, liquidity and market risks; how those risks arise; the objectives, policies and processes for managing those risks; and the methods used to measure those risks. As this is not performed or separately tracked at the Acquired Business level, such information in generally not available as it relates to the Acquired Business product line.

8.                                      RELATED PARTY TRANSACTIONS

Jas. D. Easton, Inc. is an affiliate of James Easton and former owner of the Acquired Business. In connection with the acquisition of Easton brand from James Easton in 2006, James Easton and various affiliates of James L. Easton (including Jas. D. Easton, Inc.) owned certain of the properties leased by the Acquired Business through November 2013. During the fiscal years ended December 28, 2013 and December 29, 2012, respectively, Easton-Bell paid approximately $1,006 and $1,032, in rent pursuant to such affiliate leases.

9.                                      SUBSEQUENT EVENTS

In connection with the preparation of these Abbreviated Financial Statements, we have evaluated subsequent events through June 9, 2014, the date the Acquired Business’ Abbreviated Financial Statements were available to be issued.

Appendix C

See attached.

BASEBALL/SOFTBALL BUSINESS OF

EASTON-BELL SPORTS, INC.

Interim Abbreviated Financial Statements

(Unaudited)

For the fiscal quarters ended March 29, 2014 and March 30, 2013

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(Amounts in thousands of U.S. dollars)

	As of March 29, 2014	As of December 28, 2013
	(Unaudited)
ASSETS ACQUIRED
Current assets:
Trade and other receivables	$76,281	$66,382
Inventories	29,959	38,933
Prepaid expenses and other assets	699	190
Total current assets	106,939	105,505
Property, plant and equipment	3,088	2,788
Goodwill	81,969	81,969
Intangible assets	132,650	132,781
Other non-current assets	108	112
TOTAL ASSETS ACQUIRED	$324,754	$323,155
LIABILITIES ASSUMED
Current liabilities:
Trade and other payables	19,074	25,914
Accrued liabilities	10,718	13,108
Total current liabilities assumed	$29,792	$39,022
NET ASSETS ACQUIRED	$294,962	$284,133

The accompanying notes are an integral part of the Interim Abbreviated Financial Statements.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

STATEMENTS OF DIRECT REVENUES AND EXPENSES

(Unaudited)

(Amounts in thousands of U.S. dollars)

	Fiscal quarter ended
	March 29, 2014	March 30, 2013
Revenues	$64,713	$63,834
Cost of goods sold	39,158	41,899
Gross profit	25,555	21,935
Selling, general and administrative expenses	8,501	8,311
Research and development expenses	937	1,366
Operating income	$16,117	$12,258

The accompanying notes are an integral part of the Interim Abbreviated Financial Statements.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO INTERIM ABBREVIATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE FISCAL QUARTERS ENDED MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands of U.S. dollars)

1.                                      BACKGROUND AND DESCRIPTION OF BUSINESS

On April 15, 2014, Bauer Performance Sports Ltd., through its subsidiaries (“BPS”), completed the acquisition (the “Easton Baseball/Softball Acquisition”) of substantially all of the assets of the Easton baseball and softball business and the assets formerly used in the Sellers’ (as defined below) lacrosse business (the “Acquired Business”) pursuant to the terms of an asset purchase agreement, as amended, dated February 13, 2014 (the “Purchase Agreement”), with, among others, Easton-Bell Sports, Inc. and certain of its affiliates (collectively the “Sellers” or “Easton-Bell”). The total consideration paid to the Sellers at closing was $330,000 in cash, subject to a working capital adjustment, plus acquisition costs.

The Easton baseball and softball business develops and manufactures baseball and softball bats, batting and fielding gloves, apparel, bags, helmets, catcher’s protective equipment and related accessories in the U.S. and Canada.

Upon closing of the Easton Baseball/Softball Acquisition, BPS owns the EASTON brand and the Acquired Business. In connection with the Easton Baseball/Softball Acquisition, BPS granted a license to Easton-Bell to permit Easton-Bell to use the EASTON name in their hockey and cycling businesses only. The Acquired Business operates out of their Van Nuys, California headquarters and Salt Lake City, Utah distribution center locations.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The statements of assets acquired and liabilities assumed as of March 29, 2014 and December 28, 2013, and the related statements of direct revenues and expenses for the fiscal quarters ended March 29, 2014 and March 30, 2013 and the accompanying notes (collectively, the “Interim Abbreviated Financial Statements”), have been prepared in accordance with the April 29, 2014 exemptive relief order granted by the Canadian securities regulatory authorities.

The Interim Abbreviated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All monetary references expressed in these notes are references to United States dollars. All intercompany accounts and transactions have been eliminated. The Interim Abbreviated Financial Statements have been prepared on a basis consistent with the accounting policies described in Note 2 to the Abbreviated Financial Statements for the fiscal years ended December 28, 2013 and December 29, 2012. Certain information and footnote disclosure normally included in annual financial statements have been omitted or condensed. These Interim Abbreviated Financial Statements should be read in conjunction with the Abbreviated Financial Statements for the fiscal years ended December 28, 2013 and December 29, 2012.

The Acquired Business does not consist of a separate legal entity, subsidiary or segment of Easton-Bell and had not historically been structured, operated or accounted for as a separate business, business segment or operating unit within Easton-Bell. The Acquired Business has historically been operated as an integrated product line included in Easton-Bell consolidated operations. As a result, stand-alone financial statements of the Acquired Business have not been previously prepared. Easton-Bell has not historically allocated certain corporate expenses, interest expense, gains or losses on derivative instruments, certain corporate overhead expenses or income taxes to the Acquired Business. This information is not otherwise readily available and any allocation would be subjective and may not be relevant due to differences in corporate structures between Easton-Bell and the Acquired Business as operated on a stand-alone basis. As a result, sufficient financial information about the Acquired Business on a standalone basis does not exist to prepare complete financial statements in accordance with U.S. GAAP.

The Interim Abbreviated Financial Statements, which have been carved-out of the historical books and records maintained by Easton-Bell, include only the specific assets acquired, liabilities assumed, revenues and direct expenses associated with the products and services in the scope of the Purchase Agreement, which have been identified within the terms of the Purchase Agreement as of April 15, 2014. Accordingly, those products and services, and these Interim Abbreviated Financial Statements, are not a complete representation of the Acquired Business.

In addition to the foregoing, all treasury and cash management functions of the Acquired Business were carried out by Easton-Bell centrally. Such functions were not performed or separately tracked at the Acquired Business level. As a result, a statement of cash flows cannot be compiled and is not presented. Additionally, since only specified assets were acquired and liabilities assumed, and the Acquired Business does not have a distinct capital structure, the statement of changes in equity is not presented. A statement of comprehensive income is also not presented. Such financial information was deemed not to be meaningful and impracticable to prepare given the nature of the presentation and information available relative to the assets acquired and liabilities assumed.

Therefore, the Interim Abbreviated Financial Statements are not intended to be a complete representation of the financial position or results of operations of the Acquired Business had it operated as a separate independent entity, nor are they indicative of the results to be expected from future operations of the Acquired Business.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO INTERIM ABBREVIATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

FOR THE FISCAL QUARTERS ENDED MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands of U.S. dollars)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statements of assets acquired and liabilities assumed

The statements of assets acquired and liabilities assumed consist of the assets to be acquired and liabilities to be assumed by BPS pursuant to the terms of the Purchase Agreement. Assets or liabilities which may be related to the Acquired Business but which will be retained by Easton-Bell under the Purchase Agreement have not been included in the statements of assets acquired and liabilities assumed. Certain of the assets acquired and liabilities assumed include allocations of accrued amounts directly associated with revenue-generating activities of the Acquired Business. Pursuant to the Purchase Agreement, these amounts are subject to working capital adjustments, and final purchase price allocations remain open and subject to change, until such working capital adjustments have been finalized. Following is a description of the significant allocations that have been applied:

a)                                     Trade and other payables

$18,918 and $25,581 of the trade and other payables balance of $19,074 and $25,914 as of March 29, 2014 and December 28, 2013, respectively, were directly allocated to the Acquired Business. The remaining $156 and $333, as of March 29, 2014 and December 28, 2013, respectively, were allocations, based on the pro rata portion of March 2014 and December 2013 revenues, respectively, directly associated with the Acquired Business.

b)                                     Accrued liabilities

$7,688 and $8,029 of the accrued liabilities balance of $10,718 and $13,108, as of March 29, 2014 and December 28, 2013, respectively, were directly allocated to the Acquired Business. The remaining $3,030 and $5,079, as of March 29, 2014 and December 28, 2013, respectively, were allocations, based on the pro rata portion of revenues directly associated with the Acquired Business.

Statements of revenues and expenses

The statements of direct revenues and expenses include the revenue and direct expenses of the Acquired Business. Revenue includes the amounts attributable to the sale of the products and services transferred to BPS and exclude certain amounts which are being retained by Easton-Bell in accordance with the terms of the Purchase Agreement. Direct expenses include costs directly associated with revenue-generating activities of the Acquired Business. Certain direct expenses were determined based upon allocations of the direct costs of the Acquired Business. Unless otherwise noted, these policies have been consistently applied in the Interim Abbreviated Financial Statements. Revenue is recorded at the product line level and is directly attributable to the Acquired Business.

Cost of goods sold, selling, general and administrative expenses, and research and development expenses include directly attributable costs and allocated costs. For purposes of presenting the Interim Abbreviated Financial Statements, allocations were required to determine the cost activities performed by Easton-Bell, directly attributable to the Acquired Business. These shared services included, but are not limited to, executive management, accounting, information technology services, professional and consulting fees, legal and human resources. Where specific identification could not be used, allocations were made based on the pro rata portion of revenues directly associated with the Acquired Business.

Management believes that the allocation methodologies are reasonable; however, expenses allocated to the Acquired Business are not necessarily indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be incurred in the future. Actual results could differ from these estimates. It is not practicable to estimate the costs that would have been incurred by the Acquired Business if it had operated on a stand-alone basis.

Reporting Period

Easton-Bell’s fiscal quarters are 13-week periods ending on Saturdays. As a result, the Interim Abbreviated Financial Statements reflect the fiscal quarter ended on March 29, 2014 and the fiscal quarter ended March 30, 2013.

Recent Accounting Pronouncements

As of March 29, 2014, there are no recently issued accounting pronouncements not yet effective that are expected to have a material impact on the Interim Abbreviated Financial Statements of the Acquired Business.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO INTERIM ABBREVIATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

FOR THE FISCAL QUARTERS ENDED MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands of U.S. dollars)

3.                                      ACCOUNTS RECEIVABLE

Trade and other receivables at March 29, 2014 and December 28, 2013 are net of allowances for doubtful accounts of $2,591 and $2,263, respectively.

4.                                      INVENTORIES

As of March 29, 2014 and December 28, 2013, there was a reserve for excess and obsolete inventories of $2,657 and $2,196, respectively. Inventories, which are net of excess and obsolete inventory, consist of the following:

	March 29, 2014	December 28, 2013
Raw materials	$283	$280
Work in process	20	19
Finished goods	29,656	38,634
Inventories	$29,959	$38,933

5.                                      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	March 29, 2014	December 28, 2013
Building and leasehold improvements	$4,830	$4,159
Machinery and equipment	5,818	5,288
Office equipment and furniture	4,627	3,760
Computer equipment and software	3,782	2,933
Construction in progress	—	2
	$19,057	$16,142
Less: accumulated depreciation	(15,969)	(13,354)
Net book value	$3,088	$2,788

Depreciation expense relating to property, plant and equipment amounted to $801 and $391 for the fiscal quarters ended March 29, 2014 and March 30, 2013, respectively. Depreciation expenses are primarily recorded in distribution relating to warehouse operations, and selling, general, and administrative relating to office operations.

6.                                      GOODWILL AND INTANGIBLE ASSETS

Amortization of existing intangible assets for the fiscal quarters ended March 29, 2014 and March 30, 2013 are $131 and $786, respectively, and are included in selling, general and administrative expenses.

As of June 29, 2013, Easton-Bell management had made the decision to exit the lacrosse business. The exit resulted in the write off of $957 of goodwill, associated with the acquisition of Talon lacrosse in 2010. The direct revenues and direct expenses of the lacrosse business (excluding the impairment) were $66 and $66, respectively, for the fiscal quarter ended March 29, 2014 and $277 and $1,140, respectively, for the fiscal quarter ended March 30, 2013.

BASEBALL/SOFTBALL BUSINESS OF EASTON-BELL SPORTS, INC.

NOTES TO INTERIM ABBREVIATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

FOR THE FISCAL QUARTERS ENDED MARCH 29, 2014 AND MARCH 30, 2013

(Amounts in thousands of U.S. dollars)

7.                                      WARRANTY OBLIGATIONS

The following is a reconciliation of the changes in the product warranty liability:

	March 29, 2014	March 30, 2013
Beginning of period	$2,824	$2,422
Warranty expense incurred during the fiscal quarter	546	906
Warranty cost recorded during the fiscal quarter	(591)	(905)
End of period	$2,779	$2,423

8.                                      ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	March 29, 2014	December 28, 2013
Salaries, wages, commissions and bonuses	$453	$317
Advertising	3,097	4,026
Rebates	287	62
Warranty	2,779	2,824
Royalties	1,073	747
Other	3,029	5,132
Total accrued liabilities	$10,718	$13,108

9.                                      COMMITMENTS AND CONTINGENCIES

The Purchase Agreement contains various warranties and indemnifications between Easton-Bell and BPS that may result in additional adjustment to the consideration paid, or require indemnification payments between the parties. However, Easton-Bell shall not have any obligation for any individual loss of less than $150 and unless and until the aggregate amount of all such individual losses incurred or sustained by BPS exceeds $1,500.

10.                               RELATED PARTY TRANSACTIONS

Jas. D. Easton, Inc. is an affiliate of James Easton and former owner of the Acquired Business. In connection with the acquisition of Easton brand from James Easton in 2006, James Easton and various affiliates of James L. Easton (including Jas. D. Easton, Inc.) owned certain of the properties leased by the Acquired Business through November 2013. During the fiscal quarters ended March 29, 2014 and March 30, 2013, respectively, Easton-Bell paid approximately $0 and $251, in rent pursuant to such affiliate leases.

11.                              SUBSEQUENT EVENTS

In connection with the preparation of these Interim Abbreviated Financial Statements, we have evaluated subsequent events through June 9, 2014, the date the Acquired Business’s Interim Abbreviated Financial Statements were available to be issued.